PROMISSORY NOTE

$3,585,000.00

Point Pleasant, WV
January               , 2026

FOR VALUE RECEIVED, the undersigned, [FRONTIERAS NORTH AMERICA, a Wyoming corporation] ("Maker"), intending to be legally bound, promises to pay to the order of BJ BUILDERS, INC., a West Virginia corporation ("Holder"), at 2105 Jackson Avenue, Point Pleasant, WV 25550 or such other place as Holder may designate in writing, in lawful money of the United States of America, the principal sum of Three Million Five Hundred Eighty-five Thousand and no/l00ths Dollars ($3,585,000.00), together with interest at the rate of ten (10%) percent per annum, as follows:

A. Interest shall accrue on the unpaid principal amount from the date hereof and is payable monthly on the 15th day of each month, commencing February 15, 2026.

B. Principal together with all unpaid accrued interest shall be paid in full on July 15, 2026 (the "Maturity Date").

If any installment payment hereunder is not paid within fifteen (15) days following the date it is due, the entire principal balance shall bear interest at a rate (the "Default Rate") which shall be three (3%) percent per annum in excess of the regular rate of interest shown above, such interest being due from the due date of the delinquent payment until the date of receipt by Holder of the delinquent payment. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to unpaid collection costs, late charges and other charges, and any remaining amount to principal.

Maker may prepay this Note, in part or in full, without a prepayment penalty. Sums so prepaid may not be re-borrowed.

It is agreed that time is of the essence hereof. If Malrnr fails to make any payment within thirty days (30) days of the due date then the entire principal of this Note, together with the then accrued and unpaid interest thereon shall, at the election of Holder, and without notice of such election, become immediately due and payable. The failure to exercise any right or remedy hereunder shall in no event be construed as a waiver or release of such rights and remedies or of the right to exercise them at any later time.

Maker hereby agrees and confirms that this Note is legally valid, binding and enforceable in accordance with its terms.

Maker waives all applicable diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity.

Maker agrees to pay all costs of collection, including reasonable attorneys' fees and all costs of suit, in case the unpaid principal sum of this Note, or any payment thereon, is not paid when due, or in case it becomes necessary to protect the security for the indebtedness evidenced hereby, or for the foreclosure by Holder of any security for this Note, or in the event Holder is made a party to any litigation because of the existence of the indebtedness evidenced by this Note, whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a Bankruptcy Court or other legal proceedings.

This Note is secured by that certain Deed of Trust (the "Deed of Trust") of even date herewith, encumbering certain real property located in Mason County, State of West Virginia, more particularly described therein (the "Property"), and any other documents executed by Malrnr in favor of Holder which in any manner constitute additional security for this Note (the Deed of Trust and such additional security documents and any other documents or instrument now or hereafter executed and delivered in connection with the indebtedness evidenced hereby are hereinafter collectively referred to as the "Loan Documents")

Whenever used herein, the words "Malrnr" and "Holder" shall be deemed to include their respective heirs, personal representatives, and permitted successors and assigns

This Note shall be governed by, construed and enforced in accordance with the laws of the State of West Virginia.

Events of Default. Each of the following will constitute an event of default ("Event of Default") under this Note:

Maker's failure to pay any installment of principal or interest within thirty (30) days of when due.

Maker's failure to pay any other amount due hereunder when due.

Maker's (i) assignment for the benefit of its creditors, or (ii) application for, consent to or acquiescence in, the appointment of a trustee, receiver or other custodian for Malrnr, the property of the Maker or any part thereof, or in the absence of any application, consent or acquiescence, the appointment of a trustee, receiver or other custodian for Maker or substantial part of the property of Maker, which appointment is not discharged within forty-five (45) days.

The commencement of any case under Title 11 of the United States Code or any other bankruptcy, reorganization, receivership, custodianship, or similar proceeding under any state of federal law by or against Maker, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within sixty (60) days of the filing thereof.

Preference Payments. Malrnr agrees that, to the extent Malrnr malrns any payment to Holder in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (a "Preferential Payment"), then the indebtedness of Maker under this Note shall continue or shall be reinstated, as the case may be, and the obligation underlying such Preferential Payment shall be revived and continue in full force and effect as if no Preferential Payment had been made.

CONFESSION OF ruDGMENT. UPON AN EVENT OF DEFAULT BY MAKER UNDER THIS NOTE. MAKER HEREBY APPOINTS AND AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD TO BE MAKER'S TRUE AND LAWFUL ATTORNEY-IN-FACT, AND IN MAKER'S NAME AND STEAD, TO ACKNOWLEDGE SERVICE OF ANY AND ALL LEGAL PAPERS ON ANY KIND OF SUIT BROUGHT FOR COLLECTION OF THIS OBLIGATION AND TO APPEAR FOR MAKER IN ANY COURT OF COMPETENT mRISDICTION IN THE STATE OF WEST VIRGINIA OR ANY OTHER STATE OR TERRITORY OF THE UNITED STATES OF AMERICA AND TO ACKNOWLEDGE AND CONFESS mDGMENT AGAINST MAKER AND IN FAVOR OF THE HOLDER OF THIS NOTE FOR (i) THE ENTIRE PRINCIPAL AMOUNT OF THIS NOTE THEN OUTSTANDING AND REMAINING UNPAID, (ii) INTEREST THEREON THEN ACCRUED AND UNPAID, (iii) COURT COSTS, AND (iv) THE ACTUAL ATTORNEYS' FEES INCURRED BY HOLDER. MAKER HEREBY WAIVES THE RIGHT OF APPEAL AND STAY OF EXECUTION.

HOLDER'S POST-mDGMENT RIGHTS. IT IS THE INTENT OF THE PARTIES HEREUNDER THAT HOLDER'S RIGHT TO COLLECT THE REASONABLE ATTORNEYS' FEES IT ACTUALLY INCURS, AFTER THE DATE OF ANY mDGMENT ON ANY SUIT HEREUNDER, IN ENFORCING ANY OF ITS RIGHTS OR REMEDIES HEREUNDER OR IN PROTECTING HOLDER'S COLLATERAL OR ANY INTERESTS OF HOLDER THEREIN, SHALL NOT BE DEEMED TO MERGE INTO ANY mDGMENT AWARDED BY THE COURT, AND SHALL SURVIVE ANY SUCH mDGMENT; IT BEING THE INTENTION OF THE PARTIES HEREUNDER THAT HOLDER HAVE THE RIGHT TO BRING AND MAINTAIN ONE OR MORE POST-mDGMENT ACTIONS FOR REIMBURSEMENT OF ALL REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED BY HOLDER IN OBTAINING FULL AND FINAL REPAYMENT OF THE INDEBTEDNESS SECURED HEREUNDER OR EVIDENCED HEREBY. THIS NOTE AND THE OBLIGATIONS HEREUNDER SHALL BE DEEMED TO SURVIVE UNTIL THE FULL AND FINAL REPAYMENT OF THE INDEBTEDNESS SECURED HEREUNDER OR EVIDENCED HEREBY.

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IN WITNESS WHEREOF, Maker, being duly authorized, has executed and delivered this Note as of the date first above written.

FRONTIERAS NORTH AMERICA

Matthew McKean
Chief Executive Officer